Exhibit 4.2

Execution Version

QUALTRICS INTERNATIONAL INC.

AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

March 31, 2017

3.13 Competition	25
3.14 Investment Opportunities and Conflicts of Interest	26

AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT
THIS AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT (the “Agreement”) is made as of the 31st day of March, 2017, by and among Qualtrics International Inc., a Delaware corporation (the “Company”), the Holders of Series A Preferred Stock listed on Schedule A hereto and the investors listed on Schedule B hereto, each of which is herein referred to as an “Investor” and collectively as the “Investors”.
RECITALS
WHEREAS, certain of the Investors (the “Existing Investors”) hold shares of the Company’s Series B-1 Preferred Stock, par value $0.0001 per share (the “Series B-1 Preferred Stock”), shares of the Company’s B-2 Preferred Stock, par value $0.0001 per share (the “Series B-2 Preferred Stock”), shares of the Company’s Series B-4 Preferred Stock, par value $0.0001 per share (the “Series B-4 Preferred Stock”), and/or shares of Class A-1 Common Stock, par value $0.0001 per share (the “Class A-1 Common Stock”) or Class B Common Stock, par value $0.0001 per share (the “Class B Common Stock”, collectively with the Class A-1 Common Stock and the Class A-2 Common Stock (as defined below), the “Common Stock”) issued or issuable upon conversion thereof and possess registration rights, information rights, rights of first offer and other rights pursuant to an Investors’ Rights Agreement dated as of September 11, 2014 by and among the Company, the Holders of Series A Preferred Stock and such Existing Investors (the “Prior Agreement”);
WHEREAS, the Prior Agreement may be amended, and any provision therein waived, with the consent of the Company and the holders of a majority of the outstanding Registrable Securities (as such term is defined in the Prior Agreement);
WHEREAS, the Existing Investors as holders of a majority of the outstanding Registrable Securities (as such term is defined in the Prior Agreement) of the Company desire to terminate the Prior Agreement and to accept the rights created pursuant hereto in lieu of the rights granted to them under the Prior Agreement; and
WHEREAS, certain Investors are parties to the Series B-3 and Series B-5 Preferred Stock Purchase Agreement of even date herewith by and among the Company and certain of the Investors (the “Series B-3 & B-5 Agreement”), which provides that as a condition to the closing of the sale of the Series B-3 Preferred Stock, par value $0.0001 per share (the “Series B-3 Preferred Stock”) and Series B-5 Preferred Stock, par value $0.0001 per share (the “Series B-5 Preferred Stock”, and together with the Series B-1 Preferred Stock, Series B-2 Preferred Stock, Series B-3, the Company’s Series B-3A Preferred Stock, par value $0.0001 per share, Series B-4 Preferred Stock and the Company’s Series B-5A Preferred Stock, par value $0.0001 per share, the “Series B Preferred Stock”, and collectively with the Series A Preferred Stock (as defined below), the “Preferred Stock”), this Agreement must be executed and delivered by such Investors, Existing Investors holding a majority of the outstanding Registrable Securities (as such term is defined in the Prior Agreement) of the Company, and the Company.

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the Existing Investors hereby agree that the Prior Agreement shall be superseded and replaced in its entirety by this Agreement, and the parties hereto further agree as follows:
1.Registration Rights. The Company covenants and agrees as follows:
1.1Definitions. For purposes of this Agreement:
(a)The term “Act” means the Securities Act of 1933, as amended.
(b)The term “Affiliate” means, with respect to any specified person, any other person who or which, directly or indirectly, controls, is controlled by, or is under common control with such specified person, including, without limitation, any general partner, officer, director or manager of such person and any venture capital fund now or hereafter existing that is controlled by one or more general partners or managing members of, or is under common investment management with, such person.
(c)The term “Class A-2 Common Stock” means shares of the Company’s Class A-2 Common Stock, par value $0.0001 per share.
(d)The term “Form S-3” means such form under the Act as in effect on the date hereof or any registration form under the Act subsequently adopted by the SEC that permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.
(e)The term “Free Writing Prospectus” means a free-writing prospectus, as defined in Rule 405.
(f)The term “Holder” means any person owning or having the right to acquire Registrable Securities or any assignee thereof in accordance with Section 1.11 hereof.
(g)The term “Initial Offering” means the Company’s first firm commitment underwritten public offering of its Common Stock under the Act.
(h)The term “1934 Act” means the Securities Exchange Act of 1934, as amended.
(i)The terms “register,” “registered,” and “registration” refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Act, and the declaration or ordering of effectiveness of such registration statement or document.
(j)The term “Registrable Securities” means (i) the Common Stock issuable or issued upon conversion of the Preferred Stock, and (ii) any Common Stock of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security that is issued as) a dividend or other distribution with respect to, or in exchange for, or in replacement of, the shares referenced in (i) above and (iii) any other shares of Common Stock held by persons holding securities described in clauses (i) and (ii) above, excluding in all cases, however, any Registrable Securities sold by a person in a transaction in which his rights under this Section 1 are not assigned. In addition, the number of shares of Registrable Securities outstanding shall equal the aggregate of the number of shares of Common Stock outstanding that are, and the number of shares of Common Stock issuable pursuant to then exercisable or convertible securities that are, Registrable Securities.
(k)The term “Restated Certificate” shall mean the Company’s Restated Certificate of Incorporation, as amended and/or restated from time to time.
(l)The term “Rule 144” shall mean Rule 144 under the Act.
(m)The term “Rule 144(b)(1)(i)” shall mean subsection (b)(1)(i) of Rule 144 under the Act as it applies to persons who have held shares for more than one (1) year.
(n)The term “Rule 405” shall mean Rule 405 under the Act.
(o)The term “SEC” shall mean the Securities and Exchange Commission.
(p)The term “Series A Preferred Directors” has the meaning ascribed to such term in the Restated Certificate.
(q)The term “Series A Preferred Stock” shall mean shares of the Company’s Series A-1 Preferred Stock, par value $0.0001 per share together with shares of the Company’s Series A-2 Preferred Stock, par value $0.0001 per share and Company’s Series A-3 Preferred Stock, par value $0.0001 per share.
(r)The term “Series B Preferred Directors” has the meaning ascribed to such term in the Restated Certificate.
1.2Request for Registration.
(a)Subject to the conditions of this Section 1.2, if the Company shall receive at any time after the earlier of (i) five (5) years after the date of this Agreement, or (ii) six (6) months after the effective date of the Initial Offering, a written request from the Holders of (A) at least a majority of Registrable Securities issued or issuable upon conversion of the Series A Preferred Stock then outstanding and (B) at least a majority of Registrable Securities issued or issuable upon conversion of the Series B Preferred Stock then outstanding (for purposes of this Section 1.2, (A) and (B) together, the “Initiating Holders”) that (i) requests the Company file a registration statement under the Act covering the registration of Registrable Securities with an anticipated aggregate offering price of at least $30,000,000, (ii) specifies the approximate number of Registrable Securities requested to be registered and (iii) states the intended method of distribution, then the Company shall, within ten (10) days of the receipt thereof, give written notice of such request to all Holders, and subject to the limitations of this Section 1.2, use all commercially reasonable efforts to effect, as soon as practicable, the registration under the Act of all Registrable Securities that the Holders request to be registered in a written request received by the Company within twenty (20) days of the mailing of the Compay’s notice pursuant to this Section 1.2(a).
(b)If the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to this Section 1.2, and the Company shall include such information in the written notice referred to in Section 1.2(a). In such event the right of any Holder to include its Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the Initiating Holders and such Holder) to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by Holders of a majority of the Registrable Securities included in such underwriting (which underwriter or underwriters shall be reasonably acceptable the Company). Notwithstanding any other provision of this Section 1.2, if the underwriter advises the Company that marketing factors require a limitation on the number of securities underwritten (including Registrable Securities), then the Company shall so advise all Holders of Registrable Securities that would otherwise be underwritten pursuant hereto, and the number of shares that may be included in the underwriting shall be allocated to the Holders of such Registrable Securities pro rata based on the number of Registrable Securities held by all such Holders (including the Initiating Holders). In no event shall any Registrable Securities be excluded from such underwriting unless all other securities are first excluded. Any Registrable Securities excluded or withdrawn from such underwriting shall be withdrawn from the registration.
(c)Notwithstanding the foregoing, the Company shall not be required to effect a registration pursuant to this Section 1.2:
(i)in any particular jurisdiction in which the Company would be required to execute a general consent to service of process in effecting such registration, unless the Company is already subject to service in such jurisdiction and except as may be required under the Act; or
(ii)after the Company has effected two (2) registrations pursuant to this Section 1.2, and such registrations have been declared or ordered effective; provided that, a registration shall not count as one of the permitted registrations pursuant to this Section 1.2 until it has become effective and unless the holders of Registrable Securities are able to register and sell at least 90% of the Registrable Securities requested to be included in such registration; provided further, that in any event, the Company shall pay all registration expenses in connection with any registration initiated pursuant to this Section 1.2 whether or not it has become effective and whether or not such registration has counted as one of the permitted registrations under this Section 1.2; or
(iii)for a period of (a) six (6) months following the effective date of the Company’s Initial Offering or (b) ninety (90) days following the effective date of any public offering other than the Company’s Initial Offering; or

(iv)if the Initiating Holders propose to dispose of Registrable Securities that may be registered on Form S-3 pursuant to Section 1.4 hereof; or
(v)if the Company shall furnish to Holders requesting a registration statement pursuant to this Section 1.2 a certificate signed by the Company’s Chief Executive Officer or Chairman of the Board of Directors stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its stockholders for such registration statement to be effected at such time, in which event the Company shall have the right to defer such filing for a period of not more than ninety (90) days after receipt of the request of the Initiating Holders, provided that in such event, the Initiating Holder(s) initially requesting such registration shall be entitled to withdraw such request and, if such request is withdrawn, such registration shall not count as one of the permitted registrations under this Section 1.2 and the Company shall pay all registration expenses in connection with such registration; and provided further that such right shall be exercised by the Company not more than once in any twelve (12) month period.
1.3Company Registration.
(a)If (but without any obligation to do so) the Company proposes to register (including for this purpose a registration effected by the Company for stockholders other than the Holders) any of its stock or other securities under the Act in connection with the public offering of such securities (other than (i) pursuant to a registration demand by the Initiating Holders, (ii) in connection with registrations on Form S-4 or S-8 promulgated by the SEC or any successor forms or (iii) a registration relating solely to employment benefit plans), the Company shall, at such time, promptly give each Holder written notice of such registration. Upon the written request of each Holder given within twenty (20) days after mailing of such notice by the Company in accordance with Section 3.5, the Company shall, subject to the provisions of Section 1.3(c), use all commercially reasonable efforts to cause to be registered under the Act all of the Registrable Securities that each such Holder requests to be registered.
(b)Right to Terminate Registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 1.3 prior to the effectiveness of such registration whether or not any Holder has elected to include securities in such registration. The expenses of such withdrawn registration shall be borne by the Company in accordance with Section 1.7 hereof.
(c)Underwriting Requirements. In connection with any offering involving an underwriting of shares of the Company’s capital stock, the Company shall not be required under this Section 1.3 to include any of the Holders’ securities in such underwriting unless they accept the terms of the underwriting as agreed upon between the Company and the underwriters selected by the Company (or by other persons entitled to select the underwriters), enter into an underwriting agreement and other documents required by the terms of such underwriting agreement, in customary form with such underwriters and then only in such quantity as the underwriters determine in their sole discretion will not jeopardize the success of the offering by the Company. If the total amount of securities, including Registrable Securities, requested by stockholders to be included in such offering exceeds the amount of securities sold other than by the Company that the underwriters determine in their sole discretion is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, that the underwriters determine in their sole discretion will not jeopardize the success of the offering. In no event shall any Registrable Securities be excluded from such offering unless all other stockholders’ securities have been first excluded. In the event that the underwriters determine that less than all of the Registrable Securities requested to be registered can be included in such offering, then the Registrable Securities that are included in such offering shall be apportioned pro rata among the selling Holders based on the number of Registrable Securities held by all selling Holders or in such other proportions as shall mutually be agreed to by all such selling Holders. Notwithstanding the foregoing, in no event shall (i) the amount of securities of the selling Holders included in the offering be reduced below twenty percent (20%) of the total amount of securities included in such offering, unless such offering is the Initial Offering, in which case the selling Holders may be excluded if the underwriters make the determination described above and no other stockholder’s securities are included in such offering. For purposes of the preceding sentence concerning apportionment, for any selling stockholder that is a Holder of Registrable Securities and that is a venture capital fund, partnership or corporation, the affiliated venture capital funds, partners, retired partners and stockholders of such Holder, or the estates and family members of any such partners and retired partners and any trusts for the benefit of any of the foregoing persons shall be deemed to be a single “selling Holder,” and any pro rata reduction with respect to such “selling Holder” shall be based upon the aggregate amount of Registrable Securities owned by all such related entities and individuals.
Notwithstanding the foregoing, no holder of Registrable Securities included in any underwritten registration shall be required to make any representations or warranties to the Company or the underwriters (other than representations and warranties regarding such holder's title to the securities, such person's authority to sell such securities and such holder's intended method of distribution) or to undertake any indemnification obligations to the Company or the underwriters with respect thereto, except as otherwise specifically provided in Section 1.9 below.
1.4Form S-3 Registration. In case the Company shall receive from the Holders of (i) at least a majority of Registrable Securities issued or issuable upon conversion of the Series A Preferred Stock then outstanding or (ii) at least a majority of Registrable Securities issued or issuable upon conversion of the Series B Preferred Stock then outstanding (for purposes of this Section 1.4, the “S-3 Initiating Holders”) a written request or requests that the Company effect a registration on Form S-3 and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, the Company shall:
(a)within ten (10) days after receipt of such written request, give written notice of the proposed registration, and any related qualification or compliance, to all other Holders; and
(b)use all commercially reasonable efforts to effect, as soon as practicable, such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holders joining in such request as are specified in a written request given within twenty (20) days after receipt of such written notice from the Company, provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance, pursuant to this Section 1.4:
(i)if Form S-3 is not available for such offering by the Holders;
(ii)if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public (net of any underwriters’ discounts or commissions) of less than $5,000,000;
(iii)if the Company shall furnish to all Holders requesting a registration statement pursuant to this Section 1.4 a certificate signed by the Company’s Chief Executive Officer or Chairman of the Board of Directors stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its stockholders for such registration statement to be effected at such time, in which event the Company shall have the right to defer such filing for a period of not more than ninety (90) days after receipt of the request of the Initiating Holders, provided that in such event, the Initiating Holder(s) initially requesting such registration shall be entitled to withdraw such request and, if such request is withdrawn, such registration shall not count as one of the permitted registrations under this Section 1.4 and the Company shall pay all registration expenses in connection with such registration provided further that such right shall be exercised by the Company not more than once in any twelve (12) month period; or
(iv)if the Company has (a) within the twelve (12) month period preceding the date of such request, already effected two (2) registrations on Form S-3 pursuant to this Section 1.4, (b) solely in the case of the holders of Registrable Securities issued or issuable upon conversion of the Series A Preferred Stock, already effected five (5) registrations on Form S-3 pursuant to clause (i) of the first sentence of this Section 1.4, or (c) solely in the case of the holders of Registrable Securities issued or issuable upon conversion of the Series B Preferred Stock, already effected five (5) registrations on Form S-3 pursuant to clause (ii) of the first sentence of this Section 1.4.
(c)If the S-3 Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to this Section 1.4 and the Company shall include such information in the written notice referred to in Section 1.4(a). The provisions of Section 1.2(b) shall be applicable to such request (with the substitution of Section 1.4 for references to Section 1.2).
(d)Subject to the foregoing, the Company shall file a registration statement covering the Registrable Securities and other securities so requested to be registered as soon as practicable after receipt of the request or requests of the S-3 Initiating Holders. After the Company has become subject to the reporting requirements of the 1934 Act, the Company shall use its reasonable best efforts to make short-form registrations on Form S-3 available for the sale of Registrable Securities. If the Company is qualified to and, pursuant to the request of any

Investor, has filed with the SEC a registration statement under the Act on Form S-3 pursuant to Rule 415 (a “Shelf Registration”), then the Company shall use its reasonable best efforts to cause the Shelf Registration to be declared effective under the Act as soon as practicable after filing, and once effective, the Company shall cause such Shelf Registration to remain effective for a period ending on the earlier of (i) the date on which all Registrable Securities included in such registration have been sold pursuant to such Shelf Registration or (ii) the date as of which all of the Registrable Securities included in such Shelf Registration are able to be sold within a 90-day period in compliance with Rule 144 under the Act. Registrations effected pursuant to this Section 1.4 shall not be counted as requests for registration effected pursuant to Section 1.2.
1.5Obligations of the Company. Whenever required under this Section 1 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:
(a)prepare and file with the SEC a registration statement with respect to such Registrable Securities and use all commercially reasonable efforts to cause such registration statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for a period of up to one hundred twenty (120) days or, if earlier, until the distribution contemplated in the Registration Statement has been completed (provided that before filing a registration statement or prospectus or any amendments or supplements thereto, the Company shall furnish to counsel selected by the holders of a majority of the Registrable Securities included in such registration copies of all such documents proposed to be filed, which documents shall be subject to the review and comments of such counsel);
(b)notify in writing each holder of Registrable Securities to be sold thereunder of the effectiveness of each registration statement filed hereunder and prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to keep such registration statement effective for a period of either (i) not less than 180 days or, if such registration statement relates to an underwritten offering, such longer period, as in the opinion of counsel for the underwriters, a prospectus is required by law to be delivered in connection with sales of securities thereunder by any underwriter or dealer or (ii) such shorter period as shall terminate when all of the securities covered by such registration statement have been disposed of in accordance with the intended methods of disposition by the seller or sellers thereof as set forth in such registration statement (but in any event not before the expiration of any longer period required under the Act), and to comply with the provisions of the Act with respect to the disposition of all securities covered by such registration statement during such period in accordance with the intended methods of disposition by the sellers thereof set forth in such registration statement;
(c)furnish to the Holders such number of copies of a prospectus, including a preliminary prospectus and any Free Writing Prospectus, in conformity with the requirements of the Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them;

(d)use all commercially reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions;
(e)in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering;
(f)notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus or Free Writing Prospectus (to the extent prepared by or on behalf of the Company) relating thereto is required to be delivered under the Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing, and, at the request of any such Holder, the Company will, as soon as reasonably practicable, file and furnish to all such Holders a supplement or amendment to such prospectus or Free Writing Prospectus (to the extent prepared by or on behalf of the Company) so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus will not contain an untrue statement of a material fact or omit to state any fact necessary to make the statements therein not misleading in light of the circumstances under which they were made;
(g)cause all such Registrable Securities registered pursuant to this Section 1 to be listed on a national exchange or trading system and on each securities exchange and trading system on which similar securities issued by the Company are then listed;
(h)provide a transfer agent and registrar for all Registrable Securities registered pursuant to this Agreement and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration;
(i)make available for inspection by any seller of Registrable Securities, any underwriter participating in any disposition pursuant to such registration statement and any attorney, accountant or other agent retained by any such seller or underwriter, all financial and other records, pertinent corporate documents and properties of the Company, and cause the Company’s officers, managers, directors, employees and independent accountants to supply all information reasonably requested by any such seller, underwriter, attorney, accountant or agent in connection with such registration statement;
(j)take all reasonable actions to ensure that any Free-Writing Prospectus utilized in connection with any registration hereunder complies in all material respects with the Act, is filed in accordance with the Act to the extent required thereby, is retained in accordance with the Act to the extent required thereby and, when taken together with the related prospectus, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;

(k)permit any holder of Registrable Securities who, in its good faith judgment (based on the advice of counsel), could reasonably be expected to be deemed to be an underwriter or a controlling person of the Company to participate in the preparation of such registration or comparable statement and to require the insertion therein of material furnished to the Company in writing, which in the reasonable judgment of such holder and its counsel is required to be included by the applicable laws and regulations governing such registration or comparable statement;
(l)in the event of the issuance of any stop order suspending the effectiveness of a registration statement, or of any order suspending or preventing the use of any related prospectus or suspending the qualification of any equity securities included in such registration statement for sale in any jurisdiction, the Company shall use its reasonable efforts promptly to obtain the withdrawal of such order;
(m)use its reasonable efforts to cause such Registrable Securities covered by such registration statement to be registered with or approved by such other governmental agencies or authorities as may be necessary to enable the sellers thereof to consummate the disposition of such Registrable Securities as contemplated in the registration statement;
(n)if such registration includes an underwritten public offering, use its reasonable efforts to obtain a cold comfort letter from the Company’s independent public accountants and addressed to the underwriters, in customary form and covering such matters of the type customarily covered by cold comfort letters, as the underwriters in such registration reasonably request; and
(o)use its reasonable efforts to cause the Company’s outside counsel to provide a legal opinion, dated the effective date of such registration statement (and, if such registration includes an underwritten public offering, dated the date of the closing under the underwriting agreement), with respect to the registration statement, each amendment and supplement thereto, the prospectus included therein (including the preliminary prospectus) and such other documents relating thereto in customary form and covering such matters of the type customarily covered by legal opinions of such nature.
Notwithstanding the provisions of this Section 1, the Company shall be entitled to postpone or suspend, for a reasonable period of time, the filing, effectiveness or use of, or trading under, any registration statement if the Company shall determine that any such filing or the sale of any securities pursuant to such registration statement would in the good faith judgment of the Board of Directors of the Company:
(i)materially impede, delay or interfere with any material pending or proposed financing, acquisition, corporate reorganization or other similar transaction involving the Company for which the Board of Directors of the Company has authorized negotiations;
(ii)materially adversely impair the consummation of any pending or proposed material offering or sale of any class of securities by the Company; or

(iii)require disclosure of material nonpublic information that, if disclosed at such time, would be materially harmful to the interests of the Company and its stockholders; provided, however, that during any such period all executive officers and directors of the Company are also prohibited from selling securities of the Company (or any security of any of the Company’s subsidiaries or affiliates).
In the event of the suspension of effectiveness of any registration statement pursuant to this Section 1.5, the applicable time period during which such registration statement is to remain effective shall be extended by that number of days equal to the number of days the effectiveness of such registration statement was suspended.
1.6Information from Holder. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 1 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be reasonably required to effect the registration of such Holder’s Registrable Securities.
1.7Expenses of Registration. All expenses other than underwriting discounts and commissions incurred in connection with registrations, filings or qualifications pursuant to Sections 1.2, 1.3 and 1.4, including, without limitation, all registration, filing and qualification fees, printers’ and accounting fees, fees and disbursements of counsel for the Company and the reasonable fees and disbursements of one counsel for the selling Holders chosen by holders of a majority of the Registrable Securities included in such registration (not to exceed $30,000) shall be borne by the Company. Notwithstanding the foregoing, the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 1.2 or Section 1.4 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered (in which case all participating Holders shall bear such expenses pro rata based upon the number of Registrable Securities that were to be included in the withdrawn registration), unless, in the case of a registration requested under Section 1.2, the Holders of a majority of the Registrable Securities agree to forfeit their right to one demand registration pursuant to Section 1.2 and provided, however, that if at the time of such withdrawal, the Holders have learned of a material adverse change in the condition or business of the Company from that known to the Holders at the time of their request and have withdrawn the request with reasonable promptness following disclosure by the Company of such material adverse change, then the Holders shall not be required to pay any of such expenses and shall retain their rights pursuant to Sections 1.2 and 1.4. To the extent any expenses relating to a registration hereunder are not required to be paid by the Company, each holder of securities included in any registration hereunder shall pay those expenses allocable to the registration of such holder's securities so included, and any expenses not so allocable shall be borne by all sellers of securities included in such registration in proportion to the aggregate selling price of the securities so registered.
1.8Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 1.

1.9Indemnification. In the event any Registrable Securities are included in a registration statement under this Section 1:
(a)To the extent permitted by law, the Company will indemnify and hold harmless each Holder, the partners, members, officers, directors and stockholders of each Holder, legal counsel and accountants for each Holder, any underwriter (as defined in the Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Act or the 1934 Act, against any losses, claims, damages or liabilities (joint or several) to which they may become subject under the Act, the 1934 Act, any state securities laws or any rule or regulation promulgated under the Act, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a “Violation”): (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus, final prospectus, or Free Writing Prospectus contained therein or any amendments or supplements thereto, any issuer information (as defined in Rule 433 of the Act) filed or required to be filed pursuant to Rule 433(d) under the Act or any other document incident to such registration prepared by or on behalf of the Company or used or referred to by the Company, (ii) the omission or alleged omission to state in such registration statement a material fact required to be stated therein, or necessary to make the statements therein not misleading or (iii) any violation or alleged violation by the Company of the Act, the 1934 Act, any state securities laws or any rule or regulation promulgated under the Act, the 1934 Act or any state securities laws, and the Company will reimburse each such Holder, underwriter, controlling person or other aforementioned person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action as such expenses are incurred; provided, however, that the indemnity agreement contained in this subsection l.9(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed), nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation that occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by any such Holder, underwriter, controlling person or other aforementioned person.
(b)To the extent permitted by law, each selling Holder, severally and not jointly, will indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, each person, if any, who controls the Company within the meaning of the Act, legal counsel and accountants for the Company, any underwriter, any other Holder selling securities in such registration statement and any controlling person of any such underwriter or other Holder, against any losses, claims, damages or liabilities (joint or several) to which any of the foregoing persons may become subject, under the Act, the 1934 Act, any state securities laws or any rule or regulation promulgated under the Act, the 1934 Act or any state securities laws, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and each such Holder will reimburse any person intended to be indemnified pursuant to this subsection l.9(b) for any legal or other expenses reasonably incurred by such person in connection with investigating or defending any such loss, claim, damage, liability or action as such expenses are incurred; provided, however, that the indemnity agreement contained in this subsection l.9(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder (which consent shall not be unreasonably withheld, conditioned or delayed), and provided that the obligation to indemnify under this subsection 1.9(b) shall be individual, not joint and several, and in no event shall any indemnity under this subsection l.9(b) exceed the net proceeds from the offering received by such Holder.
(c)Promptly after receipt by an indemnified party under this Section 1.9 of notice of the commencement of any action (including any governmental action) for which a party may be entitled to indemnification, such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 1.9, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to retain one (1) separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 1.9, but the omission to so deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 1.9. No indemnifying party, in the defense of such claim or litigation, shall, except with the consent of each indemnified party, consent to the entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.
(d)If the indemnification provided for in this Section 1.9 are unavailable or insufficient to hold harmless an indemnified party with respect to any loss, liability, claim, damage or expense referred to herein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and the indemnified party on the other hand in connection with the statements or omissions that resulted in such loss, liability, claim, damage or expense, as well as any other relevant equitable considerations; provided, however, that (i) no contribution by any Holder, when combined with any amounts paid by such Holder pursuant to Section 1.9(b), shall exceed the net proceeds from the offering received by such Holder and (ii) no person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) will be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation; and provided further that in no event shall a Holder’s liability pursuant to this Section 1.9(d), when combined with the amounts paid or payable by such Holder pursuant to Section 1.9(b), exceed the proceeds from the offering received by such Holder (net of any expenses paid by such Holder). The relative fault of the indemnifying party and the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.
(e)Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.
(f)The obligations of the Company and Holders under this Section 1.9 shall survive the completion of any offering of Registrable Securities in a registration statement under this Section 1 and otherwise.
1.10Reports Under the 1934 Act. With a view to making available to the Holders the benefits of Rule 144 and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, the Company agrees to:
(a)make and keep public information available, as those terms are understood and defined in Rule 144, at all times after the effective date of the Initial Offering;
(b)file with the SEC in a timely manner all reports and other documents required of the Company under the Act and the 1934 Act; and
(c)furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) a written statement by the Company that it has complied with the reporting requirements of Rule 144 (at any time after ninety (90) days after the effective date of the first registration statement filed by the Company), the Act and the 1934 Act (at any time after it has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after it so qualifies), (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company and (iii) such other information as may be reasonably requested to avail any Holder of any rule or regulation of the SEC that permits the selling of any such securities without registration or pursuant to such form.
1.11Assignment of Registration Rights. The rights to cause the Company to register Registrable Securities pursuant to this Section 1 may be assigned (but only with all related obligations) by a Holder to (a) any subsidiary, parent, partner, retired partner, member, retired member or Affiliate of a Holder that is a corporation, partnership or limited liability company or (b) a transferee or assignee of such securities that after such assignment or transfer, holds at least 30,000,000 shares of Registrable Securities (appropriately adjusted for any stock split, dividend, combination or other recapitalization), provided: (i) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned; (ii) such transferee or assignee agrees in writing to be bound by and subject to the terms and conditions of this Agreement, including, without limitation, the provisions of Section 1.13 below; and (iii) such assignment shall be effective only if immediately following such transfer the further disposition of such securities by the transferee or assignee is restricted under the Act.
1.12Limitations on Subsequent Registration Rights. The Company represents and warrants that it is not a party to, or otherwise subject to, any other agreement granting registration rights to any other person with respect to securities of the Company. From and after the date of this Agreement, the Company shall not, without the prior written consent of the Holders holding a majority of the Registrable Securities then held by all Holders (which majority must include a majority of Registrable Securities issued or issuable upon conversion of (i) the Series B Preferred Stock and (ii) the Series A Preferred Stock then outstanding), enter into any agreement with any holder or prospective holder of any securities of the Company that would allow such holder or prospective holder (a) to include any of such securities in any registration filed under Section 1.2, Section 1.3 or Section 1.4 hereof, unless under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only to the extent that the inclusion of such securities will not reduce the amount of the Registrable Securities of the Holders that are included or (b) to demand registration of their securities.
1.13“Market Stand-Off” Agreement.
(a)Each Holder hereby agrees that it will not, without the prior written consent of the managing underwriter, during the period commencing on the date of the final prospectus relating to the Company’s Initial Offering and ending on the date specified by the Company and the managing underwriter (such period not to exceed one hundred eighty (l80) days) (i) lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock held immediately before the effective date of the registration statement for such offering, or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or other securities, in cash or otherwise. The foregoing provisions of this Section 1.13 shall apply only to the Company’s initial offering of equity securities, and shall not apply to the sale of any shares to an underwriter pursuant to an underwriting agreement. The underwriters in connection with the Company’s Initial Offering are intended third-party beneficiaries of this Section 1.13 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto. Each Holder further agrees to execute such agreements as may be reasonably requested by the underwriters in the Company’s Initial Offering that are consistent with this Section 1.13 or that are necessary to give further effect thereto. Any discretionary waiver or termination of the restrictions of any or all of such agreements by the Company or the underwriters shall apply to all Holders subject to such agreements pro rata based on the number of shares subject to such agreements.

In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to the Registrable Securities of each Holder (and the shares or securities of every other person subject to the foregoing restriction) until the end of such period. Notwithstanding the foregoing, if (i) during the last seventeen (17) days of the one hundred eighty (180)-day restricted period, the Company issues an earnings release or material news or a material event relating to the Company occurs; or (ii) prior to the expiration of the one hundred eighty (180)-day restricted period, the Company announces that it will release earnings results during the sixteen (16)-day period beginning on the last day of the one hundred eighty (180)-day period, the restrictions imposed by this Section 1.13 shall continue to apply until the expiration of the eighteen (18)-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.
(b)Each Holder agrees that a legend reading substantially as follows shall be placed on all certificates representing all Registrable Securities of each Holder (and the shares or securities of every other person subject to the restriction contained in this Section 1.13):
THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A LOCK-UP PERIOD AFTER THE EFFECTIVE DATE OF THE ISSUER’S REGISTRATION STATEMENT FILED UNDER THE ACT, AS AMENDED, AS SET FORTH IN AN AGREEMENT BETWEEN THE COMPANY AND THE ORIGINAL HOLDER OF THESE SECURITIES, A COPY OF WHICH MAY BE OBTAINED AT THE ISSUER’S PRINCIPAL OFFICE. SUCH LOCK-UP PERIOD IS BINDING ON TRANSFEREES OF THESE SHARES.
1.14Termination of Registration Rights. No Holder shall be entitled to exercise any right provided for in this Section 1 (a) after five (5) years following the consummation of the Initial Offering, (b) as to any Holder, such earlier time after the Initial Offering at which such Holder holds less than one percent (1%) of the Company’s outstanding Common Stock and all Registrable Securities held by such Holder (together with any Affiliate of the Holder with whom such Holder must aggregate its sales under Rule 144) could be sold during a three-month period without registration in compliance with Rule 144 or (c) after the consummation of a Liquidation Event, as that term is defined in the Restated Certificate.
2.Covenants of the Company.
2.1Delivery of Financial Statements. The Company shall, upon request, deliver to each Investor (or transferee of an Investor) that holds (together with their respective Affiliates) at least 30,000,000 shares of Registrable Securities (as adjusted for any stock split, stock dividend, combination, or other recapitalization or reclassifcation effected after the date hereof) (a “Major Investor”):
(a)as soon as practicable, but in any event within one hundred and twenty (120) days after the end of each fiscal year of the Company, an income statement for such fiscal year, a balance sheet of the Company and statement of stockholders’ equity as of the end of such year, and a statement of cash flows for such year, such year-end financial reports to be in reasonable detail, prepared in accordance with generally accepted accounting principles (“GAAP”), and audited by an accounting firm selected by the Board of Directors;
(b)as soon as practicable, but in any event within thirty (30) days after the end of each of the first three quarters of each fiscal year of the Company, unaudited statements of income and cash flows for such fiscal quarter, and an unaudited balance sheet and total headcount as of the end of such fiscal quarter with monthly detail, all prepared in accordance with GAAP (except that such financial statements may (i) be subject to normal year- end audit adjustments; and (ii) not contain all notes thereto that may be required in accordance with GAAP);
(c)as soon as reasonably practicable, following a written request therefor, a statement showing the number of shares of each class and series of capital stock and securities convertible into or exercisable for shares of capital stock outstanding as of a particular date of determination selected by the requesting Major Investor (or, if not specified, the date of the request), the Common Stock issuable upon conversion or exercise of any outstanding securities convertible or exercisable for Common Stock and the exchange ratio or exercise price applicable thereto, the number of shares of issued stock options and stock options not yet issued but reserved for issuance, if any, and a list of the Company’s outstanding convertible debt securities (which shall include the face amount, issue date, maturity date, interest rate, conversion discount, change of control premium and valuation cap to the extent applicable), all in sufficient detail as to permit the Major Investors to calculate their respective percentage equity ownership in the Company; and
(d)as soon as reasonably practicable, following a written request therefor, together with a statement providing the purpose for any such request, such other information relating to the financial condition, business or corporate affairs of the Company as the Major Investor may from time to time reasonably request; provided, however, that the Company shall not be obligated under this subsection (d) or any other subsection of Section 2.1 to provide information that (i) it deems in good faith to be a trade secret or similar confidential information or (ii) the disclosure of which would adversely affect the attorney-client privilege between the Company and its counsel; and provided, further, that if the Board of Directors has determined, reasonably and in good faith, that a Major Investor is a competitor of the Company, the Company shall not be obligated under this subsection (d) to provide such Major Investor competitive business or product information of the Company.
If, for any period, the Company has any subsidiary whose accounts are consolidated with those of the Company, then in respect of such period the financial statements delivered pursuant to the foregoing sections shall be the consolidated and consolidating financial statements of the Company and all such consolidated subsidiaries.
2.2Inspection. The Company shall permit each Major Investor, at such Major Investor’s expense, to visit and inspect the Company’s properties, to examine its books of account and records and to discuss the Company’s affairs, finances and accounts with its officers, all at such reasonable times as may be requested by the Major Investor; provided, however, that the Company shall not be obligated pursuant to this Section 2.2 to provide access to any information that it reasonably considers to be a trade secret or similar confidential information; and provided, further, that if the Board of Directors has determined, reasonably and in good faith, that a Major Investor is a competitor of the Company, the Company shall not be obligated under this Section 2.2 to provide such Major Investor access to competitive business or product information of the Company.
2.3Termination of Information and Inspection Covenants. The covenants set forth in Sections 2.1 and 2.2 shall terminate and be of no further force or effect upon the earlier to occur of (a) the consummation of the sale of securities pursuant to a registration statement filed by the Company under the Act in connection with the firm commitment underwritten offering of its securities to the general public, (b) when the Company first becomes subject to the periodic reporting requirements of Sections 12(g) or 15(d) of the 1934 Act, whichever event shall first occur or (c) the consummation of a Liquidation Event, as that term is defined in the Restated Certificate, pursuant to which the Investors receive only cash and/or marketable securities.
2.4Right of First Offer. Subject to the terms and conditions specified in this Section 2.4, the Company hereby grants to each Major Investor a right of first offer with respect to future sales by the Company of its Shares (as hereinafter defined). For purposes of this Section 2.4, the term “Major Investor” includes any partners and affiliates of a Major Investor. A Major Investor shall be entitled to apportion the right of first offer hereby granted it among itself and its partners and Affiliates in such proportions as it deems appropriate.
Each time the Company proposes to offer any shares of, or securities convertible into or exchangeable or exercisable for any shares of, its capital stock (“Shares”), the Company shall first make an offering of such Shares to each Major Investor in accordance with the following provisions:
(a)The Company shall deliver a notice in accordance with Section 3.5 (“Notice”) to the Major Investors stating (i) its bona fide intention to offer such Shares, (ii) the number of such Shares to be offered and (iii) the price and terms upon which it proposes to offer such Shares.
(b)By written notification received by the Company within ten (10) calendar days after the giving of Notice, each Major Investor may elect to purchase, at the price and on the terms specified in the Notice, up to that portion of such Shares that equals the proportion that the number of shares of Common Stock issued and held by such Major Investor (assuming full conversion and exercise of all convertible and exercisable securities then outstanding) bears to the total number of shares of Common Stock of the Company then outstanding (assuming full conversion and exercise of all convertible and exercisable securities then outstanding). The Company shall promptly, in writing, inform each Major Investor that elects to purchase all the shares available to it (a “Fully-Exercising Investor”) of any other Major Investor’s failure to do likewise. During the ten (10) day period commencing after such information is given, each Fully-Exercising Investor may elect to purchase that portion of the Shares for which Major Investors were entitled to subscribe, but which were not subscribed for by the Major Investors, that is equal to the proportion that the number of shares of Common Stock issued and held by such Fully-Exercising Investor (assuming full conversion and exercise of all convertible and exercisable securities then outstanding) bears to the total number of shares of Common Stock issued and held by all Fully-Exercising Investors who wish to purchase some of the unsubscribed shares (assuming full conversion and exercise of all convertible and exercisable securities then outstanding).
(c)If all Shares that Major Investors are entitled to obtain pursuant to subsection 2.4(b) are not elected to be obtained as provided in subsection 2.4(b) hereof, the Company may, during the ninety (90) day period following the expiration of the period provided in subsection 2.4(b) hereof, offer the remaining unsubscribed portion of such Shares to any person or persons at a price not less than that, and upon terms no more favorable to the offeree than those, specified in the Notice. If the Company does not enter into an agreement for the sale of the Shares within such period, or if such agreement is not consummated within sixty (60) days of the execution thereof, the right provided hereunder shall be deemed to be revived and such Shares shall not be offered unless first reoffered to the Major Investors in accordance herewith.
(d)The right of first offer in this Section 2.4 shall not be applicable to (i) the issuance or sale of shares of Series B-3 Preferred Stock or Series B-5 Preferred Stock pursuant to and in accordance with the Series B-3 & B-5 Agreement and (ii) Exempted Securities (as such term is defined in the Restated Certificate). In addition to the foregoing, the right of first offer in this Section 2.4 shall not be applicable with respect to any Major Investor in any subsequent offering of Shares if (i) at the time of such offering, the Major Investor is not an “accredited investor,” as that term is then defined in Rule 501(a) of the Act and (ii) such offering of Shares is otherwise being offered only to accredited investors.
(e)The rights provided in this Section 2.4 may not be assigned or transferred by any Major Investor; provided, however, that a Major Investor that is a venture capital fund may assign or transfer such rights to its Affiliates.
(f)The covenants set forth in this Section 2.4 shall terminate and be of no further force or effect upon the earlier to occur of the consummation of (i) a Qualified Public Offering, as that term is defined in the Restated Certificate, or (ii) a Liquidation Event, as that term is defined in the Restated Certificate.
2.5Indemnification Matters. The Company hereby acknowledges that one (1) or more of the directors nominated to serve on the Board of Directors by the Investors (each a “Fund Director”) may have certain rights to indemnification, advancement of expenses and/or insurance provided by one or more of the Investors and certain of their affiliates (collectively, the “Fund Indemnitors”). The Company hereby agrees (a) that it is the indemnitor of first resort (i.e., its obligations to any such Fund Director are primary and any obligation of the Fund Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by such Fund Director are secondary), (b) that it shall be required to advance the full amount of expenses incurred by such Fund Director and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement by or on behalf of any such Fund Director to the extent legally permitted and as required by the Restated Certificate or Bylaws of the Company (or any agreement between the Company and such Fund Director), without regard to any rights such Fund Director may have against the Fund Indemnitors, and, (c) that it irrevocably waives, relinquishes and releases the Fund Indemnitors from any and all claims against the Fund Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. The Company further agrees that no advancement or payment by the Fund Indemnitors on behalf of any such Fund Director with respect to any claim for which such Fund Director has sought indemnification from the Company shall affect the foregoing and the Fund Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of such Fund Director against the Company.
2.6Confidentiality. Each Investor agrees, severally and not jointly, to use the same degree of care as such Investor uses to protect its own confidential information for any information obtained pursuant to Section 2.1 or Section 2.2 hereof which the Company identifies in writing as being proprietary or confidential and such Investor acknowledges that it will not, unless otherwise required by law or the rules of any national securities exchange, association or marketplace, disclose such information without the prior written consent of the Company except such information that (a) was in the public domain prior to the time it was furnished to such Investor, (b) is or becomes (through no willful improper action or inaction by such Investor) generally available to the public, (c) was in its possession or known by such Investor without restriction prior to receipt from the Company, (d) was rightfully disclosed to such Investor by a third party without restriction or (e) was independently developed without any use of the Company’s confidential information. Notwithstanding the foregoing, each Investor that is a limited partnership or limited liability company may disclose such proprietary or confidential information to any former partners or members who retained an economic interest in such Investor, current or prospective partner of the partnership or any subsequent partnership under common investment management, limited partner, general partner, member or management company of such Investor (or any employee or representative of any of the foregoing) (each of the foregoing persons, a “Permitted Disclosee”) or legal counsel, accountants or representatives for such Investor. Furthermore, nothing contained herein shall prevent any Investor or any Permitted Disclosee from (i) entering into any business, entering into any agreement with a third party, or investing in or engaging in investment discussions with any other company (whether or not competitive with the Company), provided that such Investor or Permitted Disclosee does not, except as permitted in accordance with this Section 2.6, disclose or otherwise make use of any proprietary or confidential information of the Company in connection with such activities, or (ii) making any disclosures required by law, rule, regulation or court or other governmental order.
2.7D&O Insurance. The Company shall use commercially reasonable efforts to maintain directors and officers liability insurance (which shall include any Affiliates of such director or officer), in customary amount and scope reasonably satisfactory to the Board of Directors, including all of the Series B Preferred Directors. Such insurance shall be maintained for so long as Accel Growth Fund II L.P. and its Affiliates (“Accel”) and/or Sequoia Capital U.S. Growth Fund V, L.P. and its Affiliates (“Sequoia”) and/or Insight Venture Partners VIII, L.P. and its Affiliates (collectively, “Insight”) has the right to designate at least one member of the Company’s Board of Directors.
2.8Directors’ Liability and Indemnification. The Company’s Certificate of Incorporation and Bylaws shall provide (a) for elimination of the liability of directors to the maximum extent permitted by law and (b) for indemnification of directors for acts on behalf of the Company to the maximum extent permitted by law. In addition, the Company shall enter into and use its best efforts to at all times maintain indemnification agreements with each of its directors to indemnify such directors to the maximum extent permissible under applicable law.
2.9Proprietary Information and Inventions Agreement. The Company shall require all employees and consultants to execute and deliver a Proprietary Information and Inventions Agreement substantially in a form approved by the Company's counsel or Board of Directors.
2.10Board Matters. Unless otherwise determined by the vote of a majority of the directors then in office, the Board of Directors shall meet at least twice per year in accordance with an agreed-upon schedule. The Company shall reimburse the non-employee directors for all reasonable out-of-pocket travel expenses incurred (consistent with the Company’s travel policy) in connection with attending meetings of the Board of Directors. Each director shall be entitled in such person’s discretion to be a member of any committee of the Board of Directors.
2.11Observer Rights. As long as Stuart Orgill owns at least twenty-five percent (25%) of the shares (appropriately adjusted for any stock split, dividend, combination or other recapitalization) of Series A Preferred Stock (or an equivalent amount of Common Stock issued upon conversion thereof) held by him as of the date hereof (taking into consideration the effect of that certain Stock Transfer Agreement dated as of March 31, 2017 by and among the Company, Mooo LLC and Grandview Holdings, LLC) and is no longer a member of the Board of Directors, the Company shall invite Mr. Orgill to attend all meetings of its Board of Directors in a nonvoting observer capacity and, in this respect, shall give Mr. Orgill copies of all notices, minutes, consents and other materials that it provides to its directors; provided, however, that Mr. Orgill shall agree to hold in confidence and trust and to act in a fiduciary manner with respect to all information so provided; and, provided further, that the Company reserves the right to withhold any information and to exclude Mr. Orgill from any meeting or portion thereof if access to such information or attendance at such meeting could adversely affect the attorney-client privilege between the Company and its counsel or would result in disclosure of trade secrets to Mr. Orgill or if Mr. Orgill is or is affiliated with a direct competitor of the Company. The covenants set forth in this Section 2.11 shall terminate and be of no further force or effect upon the earlier to occur of the consummation of (i) a Qualified Public Offering, as that term is defined in the Restated Certificate, or (ii) a Liquidation Event, as that term is defined in the Restated Certificate.
2.12Director Resignation. On or before June 30, 2017, an Advisor Agreement substantially in the form attached hereto as Exhibit A shall be executed by the parties thereto.
3.Miscellaneous.
3.1Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties (including transferees of any shares of Registrable Securities). Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.
3.2Governing Law. This Agreement shall be governed by and construed under the laws of the State of Delaware as applied to agreements among Delaware residents entered into and to be performed entirely within Delaware.
3.3Counterparts; Facsimile. This Agreement may be executed and delivered by facsimile or electronic signature and in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one (1) and the same instrument.
3.4Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.
3.5Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed effectively given upon the earlier to occur of actual receipt or: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the respective parties at the addresses set forth on the signature pages attached hereto (or at such other addresses as shall be specified by notice given in accordance with this Section 3.5).
3.6Expenses. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.
3.7Entire Agreement; Amendments and Waivers. This Agreement (including the Exhibits hereto, if any) constitutes the full and entire understanding and agreement among the parties with regard to the subjects hereof and thereof. Any term of this Agreement (other than Section 2.1, Section 2.2, Section 2.3 and Section 2.4) may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the Company and the Investors holding a majority of the Registrable Securities; provided, however, that any amendment or waiver of (x) the last sentence of Section 2.7 shall also require the consent of Accel, Sequoia and Insight for so long as each has the right to designate at least one member of the Company’s Board of Directors and (y) Section 2.8 shall also require the unanimous written consent of the Board of Directors. The provisions of Section 2.1, Section 2.2, Section 2.3 and Section 2.4 may be amended or waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the Company and the Major Investors holding a majority of the Registrable Securities that are held by all of the Major Investors. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each holder of any Registrable Securities, each future holder of all such Registrable Securities and the Company.
3.8Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.
3.9Aggregation of Stock. All shares of Registrable Securities held or acquired by affiliated entities (including affiliated venture capital funds or venture capital funds under common investment management) or persons shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.
3.10Additional Investors. Notwithstanding Section 3.7, no consent shall be necessary to add additional Investors as signatories to this Agreement, provided that such Investors have purchased Series B-3 Preferred Stock or Series B-5 Preferred Stock pursuant to the subsequent closing provisions of Section 1.3 of the Series B-3 & B-5 Agreement.
3.11Termination of Prior Agreement. Upon the effectiveness of this Agreement, the Prior Agreement shall terminate and be of no further force and effect, and shall be superseded and replaced in its entirety by this Agreement.
3.12As-Converted Basis. For the avoidance of doubt, any votes to be taken by holders of Registrable Securities pursuant to this Agreement (other than Section 3.7 hereof) shall be deemed to incorporate the respective voting rights of the Company’s Common Stock as set forth in the Company’s Restated Certificate (as the same shall be amended, modified or otherwise supplemented from time to time), including without limitation, (i) the ten (10) votes for each share of Class A-1 Common Stock into which shares of Series A-3 Preferred Stock and Series B Preferred Stock may be converted, (ii) the ten (10) votes for each share of Class A-2 Common Stock into which shares of Series A-1 Preferred Stock and Series A-2 Preferred Stock may be converted or, if greater, the voting rights of the Class A-2 Common Stock otherwise provided in Article IV(C)(2)(c) of the Company’s Restated Certificate and (iii) the one (1) vote for each share of Class B Common Stock into which Preferred Stock may be converted under certain circumstances.
3.13Competition. The Company acknowledges that the Investors and their affiliates, members, equity holders, director representatives, partners, employees, agents and other related persons (each, a “Covered Person”) are engaged in the business of investing in private and public companies in a wide range of industries, including the industry segment in which the Company operates (the “Company Industry Segment”). Accordingly, the Company and the Investors hereby acknowledge and agree that a Covered Person shall:
(a)have no obligation or duty (contractual or otherwise) to the Company to refrain from participating as a director, investor or otherwise with respect to any company or other person or entity that is engaged in the Company Industry Segment or is otherwise competitive with the Company, and

(b)in connection with making investment decisions, to the fullest extent permitted by law, have no obligation or duty (contractual or otherwise) to the Company to refrain from using any information, including, but not limited to, market trend and market data, which comes into such Covered Person’s possession, whether as a director or, or investor in, the Company or otherwise, except to the extent expressly set forth in this Agreement, including without limitation, Section 2.6 hereof.
3.14Investment Opportunities and Conflicts of Interest. The Holders expressly acknowledge and agree that, subject to the provisions of Section 2.6, (i) each Holder and their Affiliates are permitted to have, and may presently or in the future have, investments or other business relationships with entities engaged in the business of the Company and its subsidiaries other than through the Company or any of its subsidiaries, as long as such investments or other business relationships were not first offered or presented to any applicable member of the Board of Directors in his or her capacity as a director of the Company, unless such investments or other business relationships were declined by the Company or any of its subsidiaries (an “Other Business”), (ii) each Holder and their Affiliates have and may develop a strategic relationship with businesses that are and may be competitive or complementary with the Company or any of its subsidiaries, (iii) none of the Holders or their Affiliates will be prohibited by virtue of their investments in the Company or its subsidiaries or their service on the Company’s or its subsidiaries’ board of managers or directors from pursuing and engaging in any such activities, (iv) none of the Holders or their Affiliates will be obligated to inform or present the Company or its subsidiaries or the Board of Directors of any such opportunity, relationship or investment, (v) the other Holders will not acquire or be entitled to any interest or participation in any Other Business as a result of the participation therein of any of the Holders or their Affiliates, and (vi) the involvement of the Holders or their Affiliates in any Other Business will not constitute a conflict of interest by such Persons with respect to the Company or its Holders or any of the Company’s subsidiaries. Without limiting the foregoing, in the event that any of the members of the Board of Directors acquires knowledge of an Excluded Opportunity that may be an opportunity for both the Company and such director or the Holders or their Affiliates, the Company renounces any interest or expectancy that such director or Holders offer an opportunity to participate in, or in being informed about, such Excluded Opportunity. An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of any director, so long as such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, such director in such director’s capacity as a partner, member, director, stockholder, employee, agent or other related person of a Holder or its Affiliates or otherwise in a manner unrelated to such director’s service to the Company.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

QUALTRICS INTERNATIONAL INC.

	By:	/s/ Jared Smith
	Name:	Jared Smith
	Title:	President

Address:

SIGNATURE PAGE TO AMENDED AND RESTATED INVESTORS' RIGHTS AGREEMENT
FOR QUALTRICS INTERNATIONAL INC.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

INVESTORS:

ACCEL GROWTH FUND II L/P

By:	Accel Growth Fund II Associates L.L.C., its general growth partner

By:	/s/ Tracy L. Sedlock
Attorney-in-Fact

ACCEL GROWTH FUND II STRATEGIC PARTNERS L.P.

By:	Accel Growth Fund II Associates L.L.C., its general growth partner

By:	/s/ Tracy L. Sedlock
Attorney-in-Fact

ACCEL GROWTH FUND INVESTORS 2012 L.L.C.

By:	/s/ Tracy L. Sedlock
Attorney-in-Fact

SIGNATURE PAGE TO AMENDED AND RESTATED INVESTORS' RIGHTS AGREEMENT
FOR QUALTRICS INTERNATIONAL INC.

ACCEL GROWTH FUND III L.P

By:	Accel Growth Fund III Associates L.L.C., its general partner

By:	/s/ Tracy L. Sedlock
Name:
Title: Attorney-in-Fact

ACCEL GROWTH FUND III STRATEGIC PARTNERS L.P

By:	Accel Growth Fund III Associates L.L.C., its general partner

By:	/s/ Tracy L. Sedlock
Name:
Title: Attorney-in-Fact

ACCEL GROWTH FUND INVESTORS 2014 L.L.C.

By:	/s/ Tracy L. Sedlock
Name:
Title: Attorney-in-Fact

SIGNATURE PAGE TO AMENDED AND RESTATED INVESTORS' RIGHTS AGREEMENT
FOR QUALTRICS INTERNATIONAL INC.

ACCEL LEADERS FUND L.P.

By:	Accel Growth Fund Associates L.L.C., its general partner

By:	/s/ Tracy L. Sedlock
Attorney-in-fact

ACCEL LEADERS FUND INVESTORS 2016 L.L.C

By:	/s/ Tracy L. Sedlock
Attorney-in-fact

Address:

SIGNATURE PAGE TO AMENDED AND RESTATED INVESTORS' RIGHTS AGREEMENT
FOR QUALTRICS INTERNATIONAL INC.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

INVESTORS:

SEQUOIA CAPITAL U.S. GROWTH FUND V, L.P.
a Cayman Islands exempted limited partnership

By:	SCGF V MANAGEMENT, L.P.,
a Cayman Islands exempted limited partnership, its General Partner

By:	SC US (TTGP), LTD.,
a Cayman Islands exempted company, its General partner

By:	/s/ Douglas Leone
Name: Douglas Leone
Title: Director

Address:

SIGNATURE PAGE TO AMENDED AND RESTATED INVESTORS' RIGHTS AGREEMENT
FOR QUALTRICS INTERNATIONAL INC.

SC US GF V HOLDINGS, LTD.,
a Cayman Islands exempted partnership

By:	SEQUOIA CAPITAL U.S. GROWTH FUNDY, L.P.
SEQUOIA CAPITAL USGF PRINCIPALS FUND V, L.P.
both Cayman Islands exempted limited partnerships, its Members

By:	SCGF V MANAGEMENT, L.P.,
a Cayman Islands exempted limited partnership, its General Partner

By:	/s/ Douglas Leone
	Name:	Douglas Leone
	Title:	Director

SIGNATURE PAGE TO AMENDED AND RESTATED INVESTORS' RIGHTS AGREEMENT
FOR QUALTRICS INTERNATIONAL INC.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

INVESTORS:

INSIGHT VENTURE PARTNERS COINVESTMENT FUND III, L.P.

By: Insight Venture Associates Coinvestment III, L.P ., its general partner

By: Insight Venture Associates Coinvestment III, L.P ., its general partner

By:	/s/ Blair Flicker
Name:	Blair Flicker
Title:	Authorized Officer

INSIGHT VENTURE PARTNERS CO INVESTMENT FUND (DELAWARE) III, L.P.

By: Insight Venture Associates Coinvestment III, L.P ., its general partner
By: Insight Venture Associates Coinvestment III, L.P ., its general partner

By:	/s/ Blair Flicker
Name:	Blair Flicker
Title:	Authorized Officer

INSIGHT VENTURE PARTNERS VIII, L.P.

By: Insight Venture Associates VIII,L.P., its general partner
By: Insight Venture Associates VIII, Ltd., its general partner

By:	/s/ Blair Flicker
Name:	Blair Flicker
Title:	Authorized Officer

SIGNATURE PAGE TO AMENDED AND RESTATED INVESTORS' RIGHTS AGREEMENT
FOR QUALTRICS INTERNATIONAL INC.

INSIGIIT VENTURE PARTNERS (CAYMAN) VIII, L.P.

By: Insight Venture Associates VIII,L.P., its general partner
By: Insight Venture Associates VIII, Ltd., its general partner

By:	/s/ Blair Flicker
Name:	Blair Flicker
Title:	Authorized Officer

INSIGHT VENTURE PARTNERS (DELAWARE) VIII, L.P.

By: Insight Venture Associates VIII,L.P., its general partner
By: Insight Venture Associates VIII, Ltd., its general partner

By:	/s/ Blair Flicker
Name:	Blair Flicker
Title:	Authorized Officer

INSIGHT VENTURE PARTNERS VIII (CO· INVESTORS), L.P.

By: Insight Venture Associates VIII,L.P., its general partner
By: Insight Venture Associates VIII, Ltd., its general partner

By:	/s/ Blair Flicker
Name:	Blair Flicker
Title:	Authorized Officer

SIGNATURE PAGE TO AMENDED AND RESTATED INVESTORS' RIGHTS AGREEMENT
FOR QUALTRICS INTERNATIONAL INC.

INSIGHT VENTURE PARTNERS IX, L.P.

By: Insight Venture Associates IX, L.P., its general partner
By: Insight Venture Associates IX, Ltd., its general partner

By:	/s/ Blair Flicker
Name:	Blair Flicker
Title:	Authorized Officer

INSIGHT VENTURE PARTNERS (CAYMAN) IX, L.P.

By: Insight Venture Associates IX, L.P., its general partner
By: Insight Venture Associates IX, Ltd., its general partner

By:	/s/ Blair Flicker
Name:	Blair Flicker
Title:	Authorized Officer

INSIGHT VENTURE PARTNERS (DELWARE) IX, L.P.

By: Insight Venture Associates IX, L.P., its general partner
By: Insight Venture Associates IX, Ltd., its general partner

By:	/s/ Blair Flicker
Name:	Blair Flicker
Title:	Authorized Officer

INSIGHT VENTURE PARTNERS VIII (CO· INVESTORS), L.P.

By: Insight Venture Associates VIII,L.P., its general partner
By: Insight Venture Associates VIII, Ltd., its general partner

By:	/s/ Blair Flicker
Name:	Blair Flicker
Title:	Authorized Officer

SIGNATURE PAGE TO AMENDED AND RESTATED INVESTORS' RIGHTS AGREEMENT
FOR QUALTRICS INTERNATIONAL INC.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

/s/ Jared Smith
GRANDVIEW HOLDINGS, LLC

Address:

/s/ R. Duff Thompson
S7 INVESTMENTS, LLC

Address:

/s/ Stuart Orgill
MOOO, LLC
Address:

SIGNATURE PAGE TO AMENDED AND RESTATED INVESTORS' RIGHTS AGREEMENT
FOR QUALTRICS INTERNATIONAL INC.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

/s/ Oliver Hall
OLIVER HALL 201 TRUST

Address:

/s/ Jeff Whiting
THE JEFF WHITING 101 TRUST

Address:

/s/ Daryl Pinkal
THE DARYL PINKAL 101 TRUST

Address:

/s/ Jeff Barlow
THE JEFF BARLOW 101 TRUST

Address:

/s/ Paul Moore
THE PAUL MOORE 101 TRUST

Address:

SIGNATURE PAGE TO AMENDED AND RESTATED INVESTORS' RIGHTS AGREEMENT
FOR QUALTRICS INTERNATIONAL INC.

SCHEDULE A

Schedule of Holders of Series A Preferred Stock

Grandview Holdings, LLC
S7 Investments, LLC
Mooo, LLC
The Oliver Hall 201
The Jeff Whiting 101 Trust
The Daryl Pinkal 101 Trust
The Jeff Barlow 101 Trust
The Paul Moore 101 Trust

SCHEDULE B
SCHEDULE OF INVESTORS

Accel Growth Fund II L.P.
Accel Growth Fund II Strategic Partners L.P.
Accel Growth Fund Investors 2012 L.L.C.
Accel Growth Fund III L.P.
Accel Growth Fund III Strategic Partners L.P.
Accel Growth Fund Investors 2014 L.L.C.
Accel Leaders Fund L.P.
Accel Leaders Fund Investors 2016 L.L.C.

SC US GF V HOLDINGS LTD
Sequoia Capital U.S. Growth Fund V, L.P.

Insight Venture Partners Co-Investment Fund III, L.P.
Insight Venture Partners Co-Investment (Delaware) III, L.P.
Insight Venture Partners VIII, L.P.
Insight Venture Partners (Cayman) VIII, L.P.
Insight Venture Partners (Delaware) VIII, L.P.
Insight Venture Partners VIII (Co-Investors), L.P.
Insight Venture Partners IX, L.P.
Insight Venture Partners (Cayman) IX, L.P.
Insight Venture Partners (Delaware) IX, L.P.
Insight Venture Partners IX (Co-Investors), L.P.

EXHIBIT A

Advisor Agreement

[See Attached]

ADVISOR AGREEMENT
Effective , 2017, Stuart Orgill (“Advisor”) and Qualtrics International Inc. (“Company”) agree as follows:
1.Services and Consideration. Advisor agrees and acknowledges that as of the date hereof, he is tendering his resignation as a member of the Board of Directors of the Company (the “Board”) effective immediately upon the execution of this Agreement (“Termination Date”). Advisor agrees to consult with and advise Company from time to time, at Company’s request, upon activities relating to advising and assisting with the Company’s actual or potential business, technology and products (“Services”). In exchange, the Company agrees to invite Mr. Orgill to attend all meetings of its Board in a nonvoting observer capacity as set forth in that certain Investors’ Rights Agreement, dated March 31, 2017 by an among the Company and the investors party thereto.
2.Proprietary Rights. The business, technical and financial information Advisor obtains from Company or that arise out of the Services constitute “Proprietary Information.” Advisor will not disclose or, except in performing the Services, use any Proprietary Information. However, Advisor shall not be so obligated with respect to information from Company that (i) is or becomes publicly available without restriction through no fault of Advisor, or (ii) that Advisor knew without restriction prior to its disclosure by Company. Upon termination or as otherwise requested by Company, Advisor will promptly provide to Company all items and copies containing or embodying Proprietary Information. Company shall own, and Advisor hereby assigns to Company, all intellectual property rights throughout the world that arise in connection with the Services or that relate to Proprietary Information; further Company will be free to fully use, employ and exercise any other information, works of authorship, technology or inventions Advisor has provided or may provide, and any related intellectual property rights, and to allow others to do so.
3.Termination. Either party may terminate this Agreement at any time, for any reason, by giving the other party 15 days’ notice. Sections 2 through 6 of this Agreement shall survive any termination or expiration.
4.Relationship of the Parties; No Conflicts. Notwithstanding any provision hereof, for all purposes of this Agreement, each party shall be and act as an independent contractor and not as a partner, joint venturer, agent or employee of the other and shall not bind nor attempt to bind the other to any contract. Advisor represents and warrants that neither this Agreement nor the performance thereof will conflict with or violate any obligation of Advisor or right of any third party and, during the term, Advisor will not create a conflict of interest by providing services to a Company competitor or competing or preparing to compete with Company’s business or anticipated business or assisting others to do so.
5.Miscellaneous. This is the entire agreement between the parties with respect to the subject matter hereof and no modifications or waivers to this Agreement shall be effective unless in writing and signed by both parties. In the event that any provision of this Agreement is determined to be illegal or unenforceable, that provision shall be limited or eliminated to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect and enforceable. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to the conflicts of law provisions thereof.
6.Defend Trade Secrets Act Notice. Advisor acknowledges receipt of the following notice under 18 U.S.C § 1833(b)(1): “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.”

Stuart Orgill	Qualtrics International Inc.
Advisor	(Company)

By:	By:
Name:
Title: